Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UMB Financial Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333‑210616, 333-210617 on Form S-3 and Nos. 333-65807, 333-102044, 333-125067, 333-161398, 333-181111, 333-188100 and 333-224585 on Form S-8) of UMB Financial Corporation and Subsidiaries (the Company) of our report dated March 1, 2019 with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Kansas City, Missouri
March 1, 2019